Exhibit 99.1

Thunder Power Holdings, Inc. Announces Reincorporation in the State of Nevada

KOWLOON, Hong Kong., July 17, 2026 (PRNewswire) -- Thunder Power Holdings, Inc. (OTCQB:“AIEV”) (“Thunder Power” or “the Company”), a technology innovator and developer of premium passenger Electric Vehicles (EVs), today announced that the Company has reincorporated in the State of Nevada from the State of Delaware (the “Reincorporation”).

The Reincorporation was previously approved by the board of directors of the Company and subsequently approved by the stockholders of the Company by written consent on May 26, 2026. The Company is now subject to the Nevada Revised Statutes.

The Reincorporation did not affect any of the Company’s contracts with any third parties, and the Company’s rights and obligations under such contractual arrangements continue to be rights and obligations of the Company after the Reincorporation.  In addition, no changes have been made to the board of directors, management, business or operations of the Company as a result of the Reincorporation.

The Company will not be replacing, nor will any Company stockholders be required to exchange their stock certificates for new stock certificates in connection with the Reincorporation.

The common stock of the Company will continue to be listed on the OTCQB “Venture Market” under the same symbol “AIEV.”

Thunder Power Holdings, Inc.

Thunder Power is a technology innovator and a developer of innovative electric vehicles (“EVs”). The Company has developed several proprietary technologies, which are the building blocks of the Thunder Power family of EVs. The Company is focused on the design and development of high-performance EVs, targeting markets initially in Asia and Europe. Thunder Power’s acquisition strategy is focused on addressing strategic gaps in the EV sector combined with a diversified approach across the clean energy value chain. For more information, please visit: https://aiev.ai/.

Forward-Looking Statements

All statements other than statements of historical fact in this announcement are forward-looking statements that involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy, and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s filings with the SEC.

Thunder Power Holdings, Inc. Company Contact

Investor Relations

E: thunderpower.ir@aiev.ai